Exhibit 99.1

10th Floor, Block Ab, No.301 Hanzhongmen Street, Gulou District

Nanjing, Jiangsu, China

Tel: 86-25-89660900 Fax: 86-25-89660966

Website: www.nanjinggaopeng.com

August 1, 2024

LEGAL OPINION

To:	Erayak Power Solution Group Inc.
No. 528, 4th Avenue
Binhai Industrial Park
Wenzhou, Zhejiang Province
People’s Republic of China 325025

Re:	Legal Opinion on Certain PRC Law Matters

Dear Sir or Madam,

We are qualified lawyers of the People’s Republic of China (the “PRC,” for the purpose of this legal opinion, excluding the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan region) and as such are qualified to issue legal opinions on the PRC laws, regulations or rules effective on the date hereof (the “PRC Laws”).

We are acting as the PRC legal counsel for Erayak Power Solution Group Inc. (the “Company”), a company incorporated under the laws of the Cayman Islands, solely in connection with the resale by certain shareholders of the Company (the “Selling Shareholders”), from time to time, of a certain number of the Company’s Class A ordinary shares with the par value of $0.0001 per share (the “Resale”), pursuant to the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

As used in this opinion, (A) “PRC Authorities” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC; (B) “Governmental Authorizations” means all approvals, consents, waivers, sanctions, certificates, authorizations, filings, registrations, exemptions, permissions, annual inspections, qualifications, permits and licenses required by any PRC Authorities pursuant to any PRC Laws; (C) “PRC Subsidiaries” means the subsidiaries incorporated by the Company in the PRC, i.e. (i) Wenzhou Wenjie Information Technology Co. Ltd., (ii) Zhejiang Leiya Electronics Co. Ltd., and (iii) Wenzhou New Focus Technology & Electronic Co., Ltd.; (D) “M&A Rules” means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which was issued by six PRC regulatory agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Taxation Administration, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”) and the State Administration of Foreign Exchange (“SAFE”), on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009; and (E) “Prospectuses” mean the prospectus, including all amendments or supplements thereto, that form parts of the Registration Statement.

We have examined the originals or copies, certified or otherwise identified to our satisfaction, provided to us by the Company and the PRC Subsidiaries, such as documents, corporate records, certificates, Governmental Authorizations and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including but not limited to, the certificates issued by the PRC Authorities and officers of the Company (collectively, the “Documents”).

In reviewing the Documents and for the purpose of this opinion, we have assumed:

(1)	the genuineness of all the signatures, seals and chops;

(2)	the authenticity of the Documents submitted to us as originals and the conformity with the originals of the Documents provided to us as copies and the authenticity of such originals;

(3)	the truthfulness, accuracy, completeness and fairness of all factual statements contained in the Documents;

(4)	the Documents as submitted to us remain in full force and effect up to the date of this opinion, and have not been revoked, amended, varied or supplemented except as otherwise indicated in such Documents;

(5)	that all information (including factual statements) provided to us by the Company and the PRC Subsidiaries in response to our inquiries for the purpose of this opinion is true, accurate, complete and not misleading, and that the Company and the PRC Subsidiaries have not withheld anything in response to our inquiries that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part;

(6)	that all parties have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties;

(7)	that all parties have duly executed, delivered, performed or will duly perform their obligations under the Documents to which they are parties;

(8)	that all Governmental Authorizations and other official statement or documentation were obtained from competent PRC Authorities by lawful means;

(9)	that all the Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them, other than PRC Laws. Where important facts were not independently established to us, we have relied upon certificates issued by Government Authorities and representatives of the Company with proper authority in each case; and

(10)	that this opinion is limited to matters of the PRC Laws effective as the date hereof. We have not investigated, and we do not express or imply any opinion on accounting, auditing, or laws of any other jurisdiction.

I.	Opinions

Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

(i)	On December 28, 2021, the Cybersecurity Review Measures (2021 version) was promulgated and took effective on February 15, 2022, which iterates that any “online platform operators” controlling personal information of more than one million users seeks to list on a foreign stock exchange should also be subject to cybersecurity review by the Cyberspace Administration of China (the “CAC”). The Cybersecurity Review Measures (2021 version), among others, evaluates the potential risks of critical information infrastructure, core data, important data, or a large amount of personal information being influenced, controlled or maliciously used by foreign governments after the overseas listing of an operator. The procurement of network products and services, data processing activities and overseas listing should also be subject to cybersecurity review if the CAC concerns or it potentially poses risks to national security. We are of the view that the Company is not subject to the cybersecurity review by the CAC for the Resale, since (1) the Company is listed on Nasdaq and does not “seek to list on any other foreign stock exchange”; (2) the Company does not hold personal information of more than one million users in its business operations through Wenzhou Wenjie Information Technology Co. Ltd., the Company’s wholly foreign owned enterprise in China, and its subsidiaries or variable interest entity; and (3) data processed in the Company’s business does not have a bearing on national security and thus may not be classified as core or important data by the authorities, the Company is not subject to a cybersecurity review under the Cybersecurity Review Measures (2021 version). However, there can be no assurance that the PRC Authorities may take a view that is not contrary to or otherwise different from our opinion stated above.

(ii)	We have advised the Company as to the content of the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”), which became effective as of March 31, 2023, which are applicable to overseas securities offerings and/or listings conducted by issuers who are (1) PRC domestic companies and (2) companies incorporated overseas with substantial operations in the PRC and stipulate that such issuer shall fulfill the filing procedures within three working days after it makes an application for initial public offering and listing in an overseas stock market. Among other things, if an overseas listed issuer intends to effect any follow-on offering in an overseas stock market, it should, through its major operating entity incorporated in the PRC, submit filing materials to the CSRC within three working days after the completion of the offering. The required filing materials shall include, but not be limited to, (1) filing report and relevant commitment letter, and (2) domestic legal opinions. Breaches of the Trial Measures, such as offering and listing securities overseas without fulfilling the filing procedures or engaging in fraudulent filing behavior, may result in legal liabilities borne by the Company, including warning and business rectification, a fine between RMB 1.0 million (approximately $150,000) and RMB 10.0 million (approximately $1.5 million). In cases of serious violations, the relevant responsible person may also be barred from entering the securities market. Assuming no sales of the ordinary shares of the Company have been or will be made directly or indirectly within the PRC, the sale of the ordinary shares by the Selling Shareholders (1) does not and will not require any Governmental Authorization; and (2) does not and will not result in any violation of any PRC Laws, including, without limitation, the Trial Measures.

(iii)	On May 23, 2024, the Company submitted initial filing documents to the CSRC for the Resale and they are now under review of the CSRC.

(iv)	The PRC has currency and capital transfer regulations that require the Company to comply with certain requirements for the movement of capital. The Company is able to transfer cash (US Dollars) to its PRC subsidiaries through an investment (by increasing the Company’s registered capital in a PRC subsidiary or providing loans to a PRC subsidiary). The Company may provide loans to its domestic subsidiaries in China, but it needs to go through the formalities of foreign debt registration by SAFE, and obtain the review and registration certificate of incurrence of corporate foreign debt and the business registration certificate.

(v)	The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Strictly Cracking Down on Illegal Securities Activities, which were made available to the public on July 6, 2021. The Opinions on Strictly Cracking Down on Illegal Securities Activities emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-based overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. It is still uncertain how PRC governmental authorities will regulate overseas listing in general and whether the Company is required to obtain any specific regulatory approvals. Furthermore, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that the Company obtain their approvals for its future offshore offering, the Company may be unable to obtain such approvals which could significantly limit or completely hinder its ability to offer or continue to offer securities to its investors.

(vi)	In accordance with PRC laws and regulations, and the actual operation of the company in the PRC, we have no objection to the legal matters involved in the Company in the Registration Statement.

II.	Qualifications

This opinion is subject to the following qualifications:

(a)	This opinion is, in so far as it relates to the validity and enforceability of a contract, subject to (i) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally; (ii) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights; (iii) certain equitable, legal or statutory principles affecting the validity and enforceability of contractual rights generally under concepts of public interest, interests of the State, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (iv) any circumstance in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary at the conclusions thereof; and (v) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process.

(b)	This opinion is subject to the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(c)	This opinion relates only to PRC Laws and there is no assurance that any of such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. We express no opinion as to any laws other than PRC Laws.

(d)	This opinion is intended to be used in the context which is specially referred to herein and each section should be considered as a whole, and no part should be extracted and referred to independently.

This opinion is delivered solely for the purpose of and in connection with the Registration Statement filed with the SEC on the date of this opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name in the cover page of the Registration Statement on Form F-3, as well as under the captions “Prospectus Summary,” “Risk Factors,” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the regulations promulgated thereunder.

Yours faithfully,

/s/ Gaopeng & Partners
Gaopeng & Partners

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